Exhibit 99.1

The Vita Coco Company Reports Strong First Quarter 2026 Financial Results and Raises Full Year Guidance

Net Sales were $180 million, up 37%, driven by Vita Coco Coconut Water growth of 42%

Net Income Increased $12 million to $30 million and Non-GAAP Adjusted EBITDA1 Increased $16 million to $39 million

Fiscal Year 2026 Guidance for Net Sales between $720 million and $735 million and Adjusted EBITDA2 between $132 million and $138 million

NEW YORK, NY – April 29, 2026 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights Compared to Prior Year Period
•Net sales were $180 million, an increase of $49 million or 37%.
•Vita Coco Coconut Water net sales grew 42%.
•Gross profit was $72 million, an increase of $24 million, and Gross margin was 40% of net sales compared to 37%.
•Net income was $30 million, an increase of $12 million, and Net income per diluted share was $0.50 compared to $0.31.
•Non-GAAP Adjusted EBITDA1 was $39 million, an increase of $16 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and our exceptional start to 2026. The coconut water category continues to be one of the fastest growing beverage categories in both the United States and our core international markets, which we believe is due to consumers choosing coconut water for more of their hydration needs. I believe this growth is being largely driven by our investments as the category leader, resulting in increased household penetration and new consumption occasions for coconut water and for the Vita Coco brand. The global momentum in our category and our brand has me very excited for our long-term potential."

Martin Roper, the Company’s Chief Executive Officer, said, “Our healthy first quarter shipment performance was driven by very strong branded retail growth in all our major markets, reflective of solid underlying consumer demand and favorable promotional timing differences. Our improved pricing produced healthy gross margin and very strong adjusted EBITDA. Our increased full year guidance is based on expected continued brand strength in our major markets, with improving private label shipment trends. We expect significant adjusted EBITDA growth in 2026 due to our expected volume growth and gross margin improvement."

First Quarter 2026 Consolidated Results
Net sales increased $49 million, or 37%, to $180 million compared to $131 million in the prior year period. The increase in net sales was driven by case equivalent ("CE") volume gains of 32% for Vita Coco Coconut Water and 27% for Private Label as well as improved net pricing.

Gross profit increased to $72 million, from $48 million in the prior year period driven by increased sales, higher pricing and lower ocean freight rates, partially offset by higher finished goods and domestic logistics costs as well as tariff-related costs associated with inventory sold during the period compared to the prior year period. Gross margin was 40% compared to 37% in the prior year period. The increase resulted from higher pricing and lower ocean freight rates, slightly offset by the impact of higher-cost inventory flowing through cost of goods sold.

Selling, general and administrative ("SG&A") expenses were $38 million, compared to $29 million in the prior year period. The increase was due to increased personnel expenses including performance-based stock compensation, investments in sales and marketing, and an increase in distributor related expenses.

Net income was $30 million, or $0.50 per diluted share, compared to net income of $19 million, or $0.31 per diluted share, in the prior year period. Net income benefited from higher gross profit, partially offset by higher SG&A spending and increased income tax expense.

Non-GAAP Adjusted EBITDA1 was $39 million, compared to $23 million in the prior year due to the increased gross profit partially offset by higher SG&A expenses.

Balance Sheet

As of March 31, 2026, the Company's financial position remained strong with no debt and $202 million in cash and cash equivalents, an increase from $197 million at the beginning of the year. Our inventory levels decreased to $86 million, down from $111 million as of December 31, 2025, due to strong shipments in the quarter. Accounts receivable increased to $121 million from $82 million as of prior year end, primarily reflecting growth in gross sales in 2026 and collection timing differences.

On October 30, 2023, the Company's Board of Directors (the "Board") approved a share repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. On April 28, 2025, the Board approved an additional $25 million for the Repurchase Program, increasing the authorized limit to $65 million. During the three months ended March 31, 2026, the Company repurchased shares of its common stock for a total of $12 million. Year to date through April 28, 2026, the Company had repurchased approximately $20 million of shares and had $21 million remaining under the Repurchase Program.

Fiscal Year 2026 Full Year Outlook
The Company is increasing its full year 2026 guidance as follows:
•Net sales expected to be between $720 million and $735 million, driven by mid-to-high teens growth of Vita Coco Coconut Water and improvements in Private Label trends from new and regained business. (Prior guidance was between $680 million and $700 million).
•Gross margin expected to be approximately 38% with benefit relative to prior year from lower cost of goods due to a reduction in tariffs and higher pricing partially offset by adverse product mix, inflationary impacts, and increased branded promotion and incentives. (Unchanged from prior guidance).
•SG&A expenses expected to increase high single digits versus 2025. (Prior guidance was mid to high single digit growth).
•Adjusted EBITDA1 expected to be in the range of $132 million to $138 million. (Prior guidance was between $122 million and $128 million).
Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including the military conflict in Iran and related impacts, changes in tariff rates, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net income 2026 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BIb3845c5985b34df9a4070549d644b276 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com/. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$201,912	$196,873
Accounts receivable, net of allowance of $2,752 at March 31, 2026, and $2,660 at December 31, 2025	120,840	81,514
Inventory	86,412	111,468
Supplier advances, current	626	693
Derivative assets	2,963	732
Prepaid expenses and other current assets	36,899	30,160
Total current assets	449,652	421,440
Property and equipment, net	9,276	9,298
Goodwill	7,791	7,791
Supplier advances, long-term	1,779	1,860
Deferred tax assets, net	6,465	6,463
Right-of-use assets, net	10,943	11,592
Other assets	2,437	2,714
Total assets	$488,343	$461,158
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,808	$25,464
Accrued expenses and other current liabilities	97,437	89,461
Derivative liabilities	912	1,507
Total current liabilities	123,157	116,432
Operating lease liability, long-term	12,914	13,087
Other long-term liabilities	99	97
Total liabilities	$136,170	$129,616
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 64,435,954 and 64,186,549 shares issued at March 31, 2026 and December 31, 2025, respectively; 57,106,305 and 57,082,173 shares outstanding at March 31, 2026 and December 31, 2025, respectively.	644	642
Additional paid-in capital	187,520	185,400
Retained earnings	258,488	228,014
Accumulated other comprehensive gain	26	486
Treasury stock, 7,329,649 shares at cost as of March 31, 2026, and 7,104,376 as of December 31, 2025.	(94,505)	(83,000)
Total stockholders’ equity	352,173	331,542
Total liabilities and stockholders’ equity	$488,343	$461,158

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$179,765	$130,921
Cost of goods sold	107,952	82,836
Gross profit	71,813	48,085
Operating expenses
Selling, general and administrative	38,231	28,792
Income from operations	33,582	19,293
Other income (expense)
Unrealized gain on derivative instruments	2,827	2,817
Foreign currency (loss) gain	(499)	580
Interest income	1,561	1,518
Other (expense) income	(29)	155
Total other income	3,860	5,070
Income before income taxes	37,442	24,363
Income tax expense	6,968	5,481
Net income	$30,474	$18,882
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.53	$0.33
Diluted	$0.50	$0.31
Weighted-average number of common shares outstanding
Basic	57,114,475	56,994,146
Diluted	60,471,324	59,975,827

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$30,474	$18,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	476	202
Amortization of debt issuance cost	5	—
(Decrease) increase of provision for credit losses	(384)	434
Unrealized gain on derivative instruments	(2,827)	(2,817)
Stock-based compensation	4,626	2,186
Noncash lease expense	633	504
Changes in operating assets and liabilities:
Accounts receivable	(39,444)	(13,150)
Inventory	24,815	(4,508)
Prepaid expenses, net supplier advances, and other assets	(6,536)	(2,583)
Accounts payable, accrued expenses, and other liabilities	3,762	(8,950)
Net cash provided by/(used in) operating activities	15,600	(9,800)

Cash flows from investing activities:
Cash paid for property and equipment	(461)	(559)
Net cash used in investing activities	(461)	(559)

Cash flows from financing activities:
Proceeds from exercise of stock awards	1,606	404
Cash paid on notes payable	(3)	(2)
Cash paid to acquire treasury stock	(11,505)	(1,501)
Net cash used in financing activities	(9,902)	(1,099)
Effects of exchange rate changes on cash and cash equivalents	(195)	401
Net increase/(decrease) in cash and cash equivalents	5,042	(11,057)
Cash, cash equivalents and restricted cash at beginning of the period (1)	198,154	165,933
Cash, cash equivalents and restricted cash at end of the period (1)	$203,196	154,876

1 Includes $1,281 and $1,264 of restricted cash as of December 31, 2025 and 2024, respectively. Includes $1,284 and $1,268 of restricted cash as of March 31, 2026 and 2025, respectively, reported in other current assets on the condensed consolidated balance sheet.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net income	30,474	18,882
Depreciation and amortization	476	202
Interest income	(1,561)	(1,518)
Income tax expense	6,968	5,481
EBITDA	$36,357	$23,047
Stock-based compensation (a)	4,626	2,186
Unrealized (gain) on derivative instruments (b)	(2,827)	(2,817)
Foreign currency loss/(gain) (b)	499	(580)
Other adjustments (c)	—	669
Adjusted EBITDA	$38,655	$22,505
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)The three months ended March 31, 2025 other adjustments include $0.6 million related to a one-time 2023 incentive program that is measured based on full-year 2025 performance and is structured differently from our other ongoing employee incentive programs, and $0.4 million of non-cash rent charges related to our new New York City office that overlap with our current New York City office rent charges. These amounts were offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the 2025 Form 10-K for further details) and a gain of $0.2 million from a sale of intellectual property.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended March 31,
(in thousands)	2026	2025
Americas segment
Vita Coco Coconut Water	$118,033	$86,118
Private Label	24,400	21,197
Other	5,731	5,285
Subtotal	$148,164	$112,600
International segment
Vita Coco Coconut Water	$22,520	$13,177
Private Label	8,837	4,759
Other	244	385
Subtotal	$31,601	$18,321
Total net sales	$179,765	$130,921

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended March 31,
(in thousands)	2026	2025
Cost of goods sold
Americas segment	$87,230	$70,288
International segment	20,722	12,548
Total cost of goods sold	$107,952	$82,836
Gross profit
Americas segment	$60,934	$42,312
International segment	10,879	5,773
Total gross profit	$71,813	$48,085
Gross margin
Americas segment	41.1%	37.6%
International segment	34.4%	31.5%
Consolidated	39.9%	36.7%

	VOLUME (CE)
	Percentage Change - Three Months Ended March 31, 2026 vs. 2025
	Americas segment	International segment	Total
Vita Coco Coconut Water	29.4%	45.1%	32.0%
Private Label	17.6%	61.8%	27.3%
Other	14.7%	44.5%	15.6%
Subtotal	26.0%	50.2%	30.2%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil. We may have immaterial sales of raw materials at times that are treated as zero CEs for the purposes of these calculations.